Ex. 10.35

FIRST AMENDMENT
TO THE
WESTAR ENERGY, INC. RETIREMENT BENEFIT RESTORATION PLAN

WHEREAS, the Westar Energy, Inc. Retirement Benefit Restoration Plan, effective as of April 2, 2010 (“Plan”), provides in Article 6.1 that the Plan may be amended from time to time by action of the Company’s Board of Directors;
WHEREAS, following the effective date of the merger transaction between Westar Energy, Inc. (“Company”) and Great Plains Energy, Incorporated, (the “Merger”), the Company’s parent Evergy, Inc. (“Evergy”) has determined that, pursuant to Section 7.9, the Plan shall be continued after the Merger;
WHEREAS, the Evergy Board of Directors has delegated its authority to administer Evergy nonqualified plans, including this Plan, to the Compensation and Leadership Development Committee of the Board of Directors of Evergy, Inc. (“Committee”) following the Merger;
WHEREAS, effective January 1, 2019, the Committee wishes to amend the Plan to take into account as Earnings under the Plan those amounts deferred by a participant from base salary to a nonqualified deferred compensation plan maintained by Evergy.
NOW, THEREFORE, the Plan is hereby amended effective January 1, 2019.

1.	Section 1.1 is hereby deleted and the following Section 1.1 is substituted in lieu thereof:

“1.1    “Board” means the Board of Directors of the Company’s parent Evergy, Inc. (“Evergy”). “Committee” means the Compensation and Leadership Development Committee of the Board of Directors of Evergy, Inc. References in the Plan to the Board and the Board’s authority to administer, amend or terminate the Plan shall be replaced with the Committee.”

2.	Section 1.7 is hereby deleted and the following Section 1.7 is substituted in lieu thereof:

“1.7 “Qualified Plan” means the Westar Energy, Inc. and Wolf Creek Nuclear Operating Corporation Retirement Plan effective December 13, 2018. The benefit formula provisions and related definitions of the Qualified Plan are hereby incorporated by reference, including but not limited to the definition of “Earnings” under the Qualified Plan. Notwithstanding the foregoing, effective January 1, 2019, as provided in Section 3.1(a) and Section 4.1(a), Earnings will take into account amounts deferred by the Participant from base salary to a nonqualified deferred compensation plan sponsored by the Company’s parent Evergy, Inc. for purposes of calculating the Restoration Retirement Benefit and Restoration Surviving Spouse Benefit.”

3.	Section 3.1(a) is hereby deleted and the following Section 3.1(a) is substituted in lieu thereof:

“(a) the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled under the Qualified Plan if such Benefit were computed without giving effect to any limitations on benefits imposed by any provisions of the Code and, effective January 1, 2019, taking into account as Earnings amounts deferred by the Participant from base salary to a nonqualified deferred compensation plan sponsored by the Company’s parent Evergy, Inc.”

4.	Section 4.1(a) is hereby deleted and the following Section 4.1(a) is substituted in lieu thereof:

“(a) the monthly amount of the Qualified Plan Survivor Spouse Benefit to which the Surviving Spouse would have been entitled under the Qualified Plan if such Benefit were computed without giving effect to any limitations on benefits imposed by any provisions of the Code and, effective January 1, 2019, taking into account as Earnings amounts deferred by the Participant from base salary to a nonqualified deferred compensation plan sponsored by the Company’s parent Evergy, Inc.”

IN WITNESS WHEREOF, Evergy, Inc. has adopted this First Amendment this 12th day of December, 2018.

EVERGY, INC.

By: /s/ Jerl L. Banning___________________________________
Name: Jerl L. Banning
Title: Senior Vice President and Chief People Officer